Most Home Corp. Signs Definitive Agreement to Purchase Operating Assets of TotalMove, Inc.
Wednesday July 30, 6:11 pm ET

Mortgage, real estate industry providers unite to streamline lead response

SHELTON, Conn., July 30 /PRNewswire-FirstCall/ - Most Home Corp. (OTC Bulletin Board: MHME -News), a national provider of online customer service solutions for the mortgage and real estate industries with offices in Bellevue, Washington and Maple Ridge, British Columbia, announced today that it has signed a definitive agreement to purchase the operating assets of Shelton, Connecticut based TotalMove Inc.

Transaction Highlights
-- Consideration for the purchase is convertible debt;
-- Synergy values are significant;
-- High profile client relationships; and
-- Extensive network of major real estate brokerage relationships.

Founded in 2004, TotalMove provides REALTOR® referral and moving services to consumers through customized private label acquisition and retention programs for mortgage lenders, other financial service providers and affinity groups. These programs offer consumers a convenient means of coordinating the most important elements relating to a move of their household. TotalMove works with E-LOAN, Wachovia Mortgage, Ditech, Nationwide Insurance and other financial services companies, in delivering on the promise of improved customer acquisition and retention combined with exceptional customer service. Through these programs, consumers gain access to real estate related information, savings and other benefits while buying and/or selling a home.

"In this challenging environment, leading financial service companies realize that consumers expect and appreciate a high level of personal service and interaction with regards to their financial dealings. Most Home's licensed team of contact center professionals specialize in coordinating consumer relocations and can provide the level of support necessary to meet these expectations," said Jim Secord, President, Most Home Real Estate Services Inc. "We are delighted to have the opportunity to work with these organizations and expand our current service offerings."

Claire Fennessey, VP, Marketing & Client Management at TotalMove stated, "We are very excited about the acquisition and the prospect of being involved in the Most Home organization. Their technology and experience in the mortgage and real estate industries will really help grow the TotalMove business."

Most Home Corp. believes that the acquisition of TotalMove represents an excellent strategic fit due to the similarity of services provided by both firms. Ken Galpin, CEO of Most Home Corp., pointed out that the acquisition of the TotalMove operations brings several positive additions for Most Home Corp. shareholders. "We expect that annualized revenues for lead management services alone within all Most Home Corp. subsidiaries will increase to over $3,000,000 immediately as a result of this acquisition. The synergy values realized should also assist us significantly in achieving our profitability targets for the coming fiscal year," Galpin said. "Additionally, we believe that the high quality of the TotalMove client relationships has the potential for the development of significant revenue growth and new business opportunities."

Acquisition Details

Most Home confirmed that upon closing, the full terms of the transaction will be filed on form 8K with the US Securities and Exchange Commission and will be available for viewing on its EDGAR system. Most Home expects to fund the acquisition through the issuance of a promissory note in the amount of

$900,000 payable over three years with interest of 7% annually. This promissory note will be a liability of Most Home Corp. and secured by the assets being acquired. Additionally, Most Home Corp. has the option to repay interest and principal through the issuance of common shares of Most Home Corp. at the greater of the thirty day, volume weighted average trading price or $0.50 per share at the due date of the promissory note so long as the share price at that time is in excess of $0.50 per share. The maximum number of shares of Most Home Corp. that could be issued under this transaction would be 2,063,966. This number of shares would represent less than 5% of the shares of Most Home Corp. on a fully diluted basis. The Company expects that the majority of transition costs will be realized over the 90 days following the closing and that these costs will likely be about $250,000 including professional fees. This number of shares would represent less than 5% of the shares of Most Home Corp. on a fully diluted basis. Management of both parties anticipates closing on August 1, 2008, to coincide with the beginning of the first quarter of Most Home's upcoming fiscal year. The closing of the deal is subject to normal course due diligence.

Share Capital of Most Home Corp. as at July 30, 2008

39,914,637 common shares outstanding
800,000 additional common shares subscribed for

5,983,720 staff and Director options
11,201,487 warrants

About Most Home

Most Home Corp., through its wholly owned subsidiaries, Most Home Real Estate Services Inc. and Netupdate Inc. provides leading real estate and mortgage organizations with online customer service solutions that enable more extensive and profitable business relationships between real estate and lending professionals and their clients. Since 2001, Most Home has processed more than 3,000,000 Web, LiveChat, and toll-free phone inquiries. The company works on behalf of its clients to identify more buyer and seller prospects, enhance the consumer experience with their brand, and maximize their online marketing investment. Most Home Corp. is remunerated for its services through software licensing fees, lead management fees and real estate referrals.

For more information, please visit http://www.mosthome.com

Certain information and statements included in this news release constitute "forward-looking" statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.

To the extent that statements made hereof are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking. All forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements made in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Other important factors that could cause actual results to differ materially include the following:

business conditions and the amount of growth in the Company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. In addition, the company disclaims any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date hereof.